Amendment No. 7 to
                                                           SEC File No. 70-9599

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM U-1

                                   APPLICATION

                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                              GPX Acquisition Corp.

                               300 Madison Avenue

                          Morristown, New Jersey 07962
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                  (Names of companies filing this statement and
                    addresses of principal executive offices)


                                    GPU, INC.
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          (Name of top registered holding company parent of applicants)



S.L. Guibord, Secretary                 Douglas E. Davidson, Esq.
M.J. Connolly, Vice President-          Berlack, Israels & Liberman LLP
   Law                                  120 West 45th Street
D.C. Brauer, Vice President             New York, New York  10036
GPU Service, Inc.
300 Madison Avenue
Morristown, New Jersey  07962

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                   (Names and addresses of agents for service)

            GPU  and  its  wholly-owned   subsidiary,   GPX  Acquisition  Corp.
("Acquisition Corp." and, together with GPU, "Applicants"), hereby amend their Application on Form U-1, as heretofore amended, docketed in SEC File No. 70-9599, as follows:

      1.    By filing the additional exhibit in Item 6 thereof.
                  H-1(a)      Revised  GPU   Capitalization  and  Capitalization
                              Ratios as at December 31, 1999, actual and pro forma.

                                    SIGNATURE

            PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                    GPU, INC.

                                    By:   /s/ T. G. Howson
                                         ----------------------------
                                         T.G. Howson, Vice President
                                         and Treasurer

                                    GPX ACQUISITION CORP.




                                    By:   /s/ T. G. Howson
                                          ---------------------------
                                          T.G. Howson, Treasurer

Date:  April 13, 2000




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